Exhibit 99.2

Starbucks Investor Relations Contact: JoAnn DeGrande 206.318.7118 investorrelations@starbucks.com	Starbucks Media Contact: Deb Trevino 206.318.7100 press@starbucks.com

Starbucks Increases Cash Dividend by 30 Percent

SEATTLE; July 21, 2010 – Starbucks Corporation (Nasdaq: SBUX) Board of Directors has declared an increased cash dividend to its shareholders. The quarterly dividend of $0.13 per share, an increase of 30 percent from $0.10 per share, will be paid on August 20, 2010, to shareholders of record at the close of business on August 4, 2010.

“Given the continued strength of our business, as evidenced by record third-quarter earnings and the resulting strong cash flow, we have increased our quarterly cash dividend,” said Troy Alstead, executive vice president and cfo. “Our commitment to returning value to our shareholders is demonstrated in both the increased cash dividend and the repurchase of 6.7 million shares of Starbucks common stock in the third quarter.”

About Starbucks

Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting the highest quality arabica coffee in the world. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at www.starbucks.com.

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